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EXHIBIT 8.2
May 19, 2011
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Ladies and Gentlemen:
     We have acted as counsel to Frontier Oil Corporation, a Wyoming corporation (“Frontier”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated February 21, 2011 (the “Merger Agreement”), entered into by and among Holly Corporation, a Delaware corporation (“Holly”), North Acquisition, Inc., a Wyoming corporation and direct wholly-owned subsidiary of Holly (“Merger Sub”), and Frontier. This opinion is being delivered in connection with filing of Registration Statement No. 333-172978, as amended (the “Registration Statement”), filed by Holly with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Holly, Frontier and Merger Sub.
     Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated in the Registration Statement and set forth herein, we are of the opinion that, under current United States federal income tax law, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” is accurate in all material respects.
     Our opinion is based upon and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement and the

Frontier Oil Corporation
May 19, 2011

Registration Statement and the oral or written statements and representations of officers and other representatives of Holly, Frontier and Merger Sub. Further, we have assumed that the Merger will be consummated as of the date hereof in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and that the Merger will be effective under applicable state law. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after such time as the Registration Statement is declared effective. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Andrews Kurth LLP